SUPPLEMENT TO PROSPECTUS



                                  CD RADIO INC.
                                Offer to Exchange
                   10 1/2 Series C Convertible Preferred Stock
                   for 5% Delayed Convertible Preferred Stock


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      This Supplement (the "Supplement") amends and supplements certain information contained in the Prospectus dated October 16, 1997 as previously supplemented on October 31, 1997 (the "Prospectus"). The Prospectus is hereby amended by the terms of this Supplement and the matters addressed herein supersede any contrary statements contained in the Prospectus. Defined terms used herein and not otherwise defined shall have the meanings assigned to them in the Prospectus.

      This Supplement amends the first paragraph under the caption "Continuing Oversight by the FCC" as set forth on page 29 of the Prospectus to read in its entirety as set forth below:

CONTINUING OVERSIGHT BY THE FCC

      In order to offer CD Radio, the Company was required to obtain a license from the FCC to launch and operate its satellites. The Company was a winning bidder in the April 1997 FCC auction for an FCC license to build, launch and operate a national satellite radio broadcast service (the "FCC License"), and the FCC's International Bureau issued such a license to the Company on October 10, 1997 (the "IB Order"). Although the FCC License is effective immediately, for a period of 30 days following the grant of the FCC License certain parties could petition either the International Bureau or the full FCC to reconsider the decision to grant the FCC License to the Company. An application for review by the full Commission was filed by one of the low-bidding applicants in the auction. This petition requests, among other things, that the Commission adopt restrictions on foreign ownership, which were not applied in the IB Order, and, on the basis of the Company's ownership, overrule the IB Order. If this petition is denied, the complaining party may file an appeal with the U.S. Court of Appeals, which must find that the decision of the FCC was not supported by substantial evidence, or was arbitrary, capricious or unlawful in order to overturn the grant of the Company's FCC License. Although the Company believes the FCC will uphold the IB Order, the Company cannot predict the ultimate

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outcome of any proceedings relating to this petition or any other proceedings that may be filed.  See "Business--Government Regulation--Communications Laws."

      The Supplement extends the Exchange Offer until 12:00 Midnight, New York City time, on Monday, November 17, 1997, unless extended (the "Expiration Date") and the definition of "Expiration Date" on pages 1,13 and 45 is hereby amended in accordance with the foregoing.


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                The date of this Supplement is November 14, 1997

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